Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2018 by and among Travelport Worldwide Limited, a Bermuda exempted company (the “Company”), and each Person identified on Exhibit A attached hereto (the “Shareholders” and each a “Shareholder”).

WITNESSETH:

WHEREAS, Toro Private Holdings III, Ltd., a private limited company organized under the laws of England and Wales (“Parent”), following the execution of a joinder, Toro Private Holdings IV, Ltd., a Bermuda exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger on the date hereof (as amended, supplemented or modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company as the surviving company of such merger (the “Merger”), pursuant to which all Company Common Shares will be converted into the right to receive the consideration set forth in the Merger Agreement.

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the number of Shares set forth opposite such Shareholder’s name on Exhibit A attached hereto.

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, each Shareholder (in such Shareholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.            Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)          “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become consummated in accordance with the terms and provisions of the Merger Agreement and (ii) the valid termination of the Merger Agreement in accordance with Article VIII of the Merger Agreement.

(b)          “Shares” shall mean (i) all Company Common Shares, warrants and/or other rights to acquire Company Common Shares of which such Shareholder is the registered or beneficial owner as of the date hereof, and (ii) all additional Company Common Shares, warrants and/or other rights to acquire Company Common Shares of which such Shareholder acquires registered or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of share dividend or distribution, subdivision, recapitalization, consolidation, exchange of shares and the like). For avoidance of doubt, “Shares” shall exclude any physically-settled or cash-settled swap instruments to which the Shareholder does not have the right to control or direct the voting of the underlying Company Common Shares.

(c)          “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, assigns, gifts, grants an option with respect to, transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in such Share, (ii) creates or permits to exist any Liens (except any Liens that are not material to the Shareholders’ performance of their respective obligations under this Agreement), other than Liens arising under or imposed by Applicable Law or pursuant to this Agreement, the Merger Agreement (or the transactions contemplated thereby) or any Permitted Transfers (the “Permitted Liens”), (iii) deposits any Shares into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii).

2.            Transfer Restrictions. From the date hereof until the Expiration Date, no Shareholder shall Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto, except (x) with the Company’s prior written consent and in the Company’s sole discretion, (y) as expressly contemplated by the Equity Commitment Letter and the transactions contemplated thereby or (z) Transfers between the Shareholders or entities under their control and Transfers between accounts holding the Shares or new accounts established and actually held and controlled by the Shareholders (so long as, for the avoidance of doubt, such Transfers do not reduce the aggregate beneficial ownership (as defined pursuant to Section 13(d) of the Exchange Act) of the Shareholders); provided that, in the case of (z), if such Transfer is to an entity under the control of such Shareholder, such Shareholder shall cause such entity, at the time of and as a condition to such Transfer, to execute and deliver to the Company a joinder providing that such transferee shall agree to be bound as a Shareholder under this Agreement (each such exception, a “Permitted Transfer”). Any Transfer (other than a Permitted Transfer) of Shares in breach or violation of this Agreement shall be void and of no force or effect. For the avoidance of doubt, the fact that a Shareholder’s Shares may be loaned by such Shareholder as part of customary securities lending arrangements shall constitute a Permitted Transfer and actions taken in connection therewith shall constitute a Permitted Lien, so long as such Shareholder is entitled to vote any such loaned Shares at any shareholder meeting of the Company held prior to the Expiration Date (including by recalling such loaned Shares prior to the record date for such meeting as necessary). Parent hereby agrees to provide each Shareholder with at least ten (10) calendar days’ advance notice of the record date for any shareholder meeting of the Company held before the Expiration Date.

3.             Agreement to Vote Shares.

(a)          At every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, each Shareholder (in such Shareholder’s capacity as such) agrees to, unconditionally and irrevocably, to the extent not voted by the Person(s) appointed under the Proxy Statement, or to cause the holder of record on any applicable record date to, vote all Shares that are then-owned by (x) such Shareholder or (y) any entity named on Exhibit A that is under the control of such Shareholder, and, in each case, entitled to vote or act by written consent:

2

(i)          in favor of the approval of the Merger Agreement, the Bermuda Merger Agreement, the Merger and each of the actions contemplated by the Merger Agreement in respect of which approval of the Shareholders is required thereunder and any other Transactions;

(ii)         in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement, the Bermuda Merger Agreement and the Merger on the date on which such meeting is held;

(iii)        against approval of any proposal, transaction, agreement or action, without regard to the terms of such proposal, transaction, agreement or action, made in opposition to, in competition with or inconsistent with, the Merger Agreement, the Bermuda Merger Agreement, the Merger or any other Transactions or actions contemplated by the Merger Agreement or the Bermuda Merger Agreement, other than upon a Company Board Recommendation Change; and

(iv)        in favor of any other matter or action necessary or appropriate to or in furtherance of the consummation of the Transactions.

(b)          Any vote required to be cast pursuant to this Section 3 shall be cast by the Shareholder or at the direction of the Shareholder, as applicable, in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(c)          Except as provided herein, no Shareholder shall (i) enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3, (ii) grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shares inconsistent with the terms of this Section 3 or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement.

4.            Agreement Not to Exercise Dissenters’ Rights. No Shareholder shall exercise, and each Shareholder hereby irrevocably and unconditionally undertakes not to exercise, any statutory rights (including, without limitation, under Section 106(6) of the Bermuda Companies Act) to demand, or apply to any court for an appraisal of, the fair value of any Shares that may arise in connection with the Merger.

5.            Irrevocable Proxy.

(a)          Solely in the event of a failure by either Shareholder to act in accordance with such Shareholder’s obligations as to voting pursuant to Section 3, prior to the termination of this Agreement and without in any way limiting any Shareholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a shareholder vote, consent or other approval, each Shareholder hereby grants a proxy appointing the Company as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3 above as the Company or its proxy or substitute shall, in the Company’s sole discretion, deem proper with respect to the Shares.

3

(b)          Each Shareholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

(c)          Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest in consideration of the Company entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses and, except as set forth in this Section 5 or in Section 12 hereof, is intended to be irrevocable in accordance with the Company’s bye-laws. If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Shareholder agrees that it shall vote its Shares in accordance with Section 3 above as instructed by the Company in writing.

(d)          The Company hereby acknowledges and agrees that the proxy set forth in this Section 5 shall not be exercised to vote, consent or act on any matter except as specifically contemplated by Section 3 above and the Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in Section 3. The proxy set forth in this Section 5 shall be revoked, terminated and of no further force or effect automatically without further action upon the valid termination of this Agreement.

6.             Update of Beneficial Ownership Information. Each Shareholder shall promptly (and in any event within three Business Days after such acquisition) notify the Company of the number of Shares acquired by such Shareholder following the date hereof and prior to the Expiration Date and the updated number of Shares beneficially owned by such Shareholder as of immediately following such acquisition; provided that any Permitted Transfers pursuant to clause (z) thereof shall not require any such notice.

7.            Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Company as follows:

(a)          Power: Organization: Binding Agreement. Such Shareholder has full power and authority to execute and deliver this Agreement (including the irrevocable proxy granted pursuant to Section 5 of this Agreement), to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. Such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of such Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

4

(b)          No Conflicts. None of the execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of its obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which such Shareholder is a party or by which the Shareholder may be bound, including any voting agreement or voting trust, (ii) violate any applicable Law or (iii) violate the Organizational Documents of such Shareholder.

(c)          Ownership of Shares. Such Shareholder (i) beneficially owns the Shares set forth opposite such Shareholder’s name on Exhibit A, all of which are free and clear of any Liens (other than Permitted Liens) and (ii) no person (other than such Shareholder or an entity under the control of such Shareholder) has a right to acquire any of the Shares held by such Shareholder.

(d)          Voting Power. Such Shareholder (or an entity under the control of such Shareholder) has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the Shares held by such Shareholder (or an entity under the control of such Shareholder), with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(e)          Reliance by Company. Such Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

(f)          Consents and Approvals. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC by such Shareholder or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Shareholder of any of its obligations hereunder.

8.            Certain Restrictions.

(a)          Each Shareholder shall not, directly or indirectly, take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any respect, except in case of clause 7(c) for Permitted Transfers.

(b)          Each Shareholder agrees that such Shareholder will not (in such Shareholder’s capacity as a shareholder of the Company) bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with any other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

5

9.            Disclosure. Each Shareholder shall permit the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

10.          No Ownership Interest. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Shareholders.

11.           Further Assurances . Subject to the terms and conditions of this Agreement, upon request of the Company, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

12.           Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Shareholder hereby authorizes the Company or its counsel to instruct the Company’s transfer agent to put in place a stop transfer order with respect to all of the Shares of such Shareholder held of record (and that this Agreement places limits on the voting and transfer of such Shares).

13.          Termination. This Agreement (including the irrevocable proxy granted pursuant to Section 5 of this Agreement), and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination.

14.          Miscellaneous.

(a)          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6

(b)          Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other parties. This Agreement will be binding upon and will inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No assignment by any party hereto will relieve such party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 14(b) is null and void.

(c)          Amendments; Waiver. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Shareholders and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing signed by the party making such waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)          Specific Performance. The parties hereto acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages; and (B) the right of specific enforcement is an integral part of this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

(e)          Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service; or (iii) immediately upon delivery by hand, or if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

7

If to the Company:

Travelport Worldwide Limited

300 Galleria Parkway, SE

Atlanta, GA 30339

Attention:       Margaret K. Cassidy

E-mail:            peg.cassidy@travelport.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Ave
New York, NY
Attention:        Daniel Wolf, P.C.
                        Shaun J. Mathew
E-Mail:           daniel.wolf@kirkland.com
                        shaun.mathew@kirkland.com

If to the Shareholders:

c/o Elliott Management Corporation
40 West 57th Street
New York, NY 10019
Attention:       Jesse Cohn and Isaac Kim
E-Mail:           JCohn@elliottmgmt.com; IKim@egc-capital.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:      Richard J. Birns

E-mail:            rbirns@gibsondunn.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties hereto of a change in its address or e-mail address through a notice given in accordance with this Section 14(e), except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 14(e) will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 14(e).

(f)          No Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties and covenants (if any) set forth in this Agreement are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and shall not (and nothing herein express or implied shall be construed to), confer upon any other Person any rights or remedies hereunder.

(g)          Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any Laws or other rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or statutes of limitations of any jurisdiction other than the State of Delaware.

8

(h)          Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, in accordance with Section 14(e) or in such other manner as may be permitted by applicable Law, and nothing in this Section 14(i) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement in any court other than the Chosen Courts. Each of parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(i)          Rules of Construction. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)          Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements contemplated by or referred to in the Merger Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(k)          Interpretation.

(i)          When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(ii)         The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof

9

(l)          Expenses. All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

(m)          Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of Page Intentionally Left Blank]

10

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

TRAVELPORT WORLDWIDE LIMITED

By:	/s/ Bernard Bot
Name: Bernard Bot
Title: Executive Vice President and
Chief Financial Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., as General Partner
By:	Braxton Associates, Inc. as General Partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Hambledon, Inc., its General Partner
By:	Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Voting Agreement]

EXHIBIT A

Shareholder	Shares
ELLIOTT ASSOCIATES, L.P.	2,160,454 Company Common Shares*
ELLIOTT INTERNATIONAL, L.P.	4,590,955 Company Common Shares

* Includes 1,343,314 Company Common Shares held by The Liverpool Limited Partnership, a wholly-owned subsidiary of Elliott Associates, L.P.

Elliott Associates, L.P. and Elliott International L.P. have also entered into notional principal amount derivative agreements in the form of physically settled swaps (the “Physical Derivative Agreements”) with respect to 413,144 and 877,931 Company Common Shares that they may be deemed to beneficially own upon satisfaction of certain conditions. Collectively, the Physical Derivative Agreements represent economic exposure comparable to an interest in approximately 1.0% of the Company Common Shares. The Company Common Shares that are subject to the Physical Derivative Agreements shall not be deemed to be “Shares” under this Agreement unless and until any such Company Common Shares are acquired upon settlement of the Physical Derivative Agreements.

Elliott Associates, L.P., through The Liverpool Limited Partnership and Elliott International L.P. have entered into notional principal amount derivative agreements in the form of cash settled swaps (the “Cash Derivative Agreements”) with respect to 2,154,300 and 4,577,885 Company Common Shares. The Shareholders disclaim beneficial ownership in such shares and the Company Common Shares that are subject to the Cash Derivative Agreements shall not be deemed to be “Shares” under this Agreement.

A-1